EXHIBIT 11.1

Nortel Inversora S.A

INTRODUCCIÓN

AL CÓDIGO DE CONDUCTA Y ÉTICA EMPRESARIA

PREMISAS FUNDAMENTALES QUE LO SUSTENTAN

Los miembros de la Sociedad Nortel Inversora S.A.:

•	Como miembros activos y responsables de las comunidades en las cuales actúan, se comprometen a observar, y hacer observar, las leyes vigentes y los principios éticos generalmente aceptados para el manejo de los negocios: transparencia, rectitud y equidad;

•	Rechazan y condenan el empleo de toda conducta ilegal e impropia (con respecto a la comunidad, las autoridades públicas, los clientes, los trabajadores, los inversores y los competidores) para alcanzar los objetivos de sus negocios, objetivos que persiguen exclusivamente a través de la excelencia de la gestión, en términos de calidad y conveniencia de sus productos y servicios, fundados en la experiencia, la atención al cliente y las innovaciones;

•	Adoptan soluciones organizativas que sirvan para prevenir la violación, por parte de sus empleados y colaboradores, de los principios de legalidad, transparencia, rectitud y equidad, y llevan a cabo las medidas necesarias para asegurar que estos principios sean aplicados y cumplidos en la práctica;

•	Aseguran -resguardando las fortalezas competitivas de sus negocios- al mercado, a los inversores y al público en general, la plena transparencia de sus acciones; informando al mercado y a los inversores en base a criterios de corrección, claridad y acceso igualitario a la información, conscientes de la importancia que una información correcta acerca de sus propias actividades tiene para el mercado, los inversores y la comunidad en general;

•	Se esfuerzan por promover la competencia justa, en beneficio propio y en el de todas las otras firmas que operan en el mercado, sus clientes y los terceros interesados en general;

•	Mantienen relaciones con las autoridades públicas a nivel local, nacional e internacional, basadas en una completa y activa cooperación y transparencia, de conformidad con sus respectivos roles, y con los objetivos económicos y los valores que fundamentan este Código;

•	Persiguen la excelencia y la competitividad en el mercado, y proveen a sus clientes servicios de alta calidad a fin de satisfacer sus necesidades con eficiencia, con el objetivo de otorgar una respuesta inmediata, calificada y competente a los requerimientos de los clientes, de manera correcta, cortés y servicial;

•	Están conscientes de la importancia estratégica de los servicios que proveen para el beneficio y el crecimiento de las comunidades en las que operan y contribuyen a ello a través de la prestación de servicios eficientes y tecnológicamente avanzados, haciendo a tal fin de la investigación e innovación una condición prioritaria para su crecimiento y éxito;

•	Adoptan sus decisiones tomando en cuenta la importancia social de los servicios de telecomunicaciones y se proponen responder a las necesidades de la comunidad toda, incluyendo a sus miembros más débiles, compatibilizando esta actitud con su condición de empresas comerciales y la consecuente necesidad de una gestión económicamente eficiente.

•	Consideran favorablemente y, en su caso, apoyan las iniciativas sociales, culturales y educativas, orientadas al desarrollo de la persona y al mejoramiento de la calidad de vida;

•	Tutelan y valorizan sus recursos humanos, reconociendo su rol fundamental, y consideran que el factor principal del éxito de cada empresa es la contribución profesional realizada por aquellos que trabajan para ésta, en un contexto de equidad y confianza mutua;

•	Utilizan los recursos materiales responsablemente, con el objetivo de alcanzar un crecimiento sostenible, respetando el medio ambiente y los derechos de las generaciones futuras.

A fin de implementar y hacer efectivas las premisas fundamentales que anteceden, se aprueba y pone en vigencia el siguiente:

Código de conducta y Etica empresaria

OBJETO

Fijar las pautas de conducta que el personal de Nortel Inversora S.A. (“La Sociedad”) deberá seguir en el cumplimiento de sus funciones, con el objeto de asegurar que las más elevadas normas éticas rijan las relaciones internas dentro de La Sociedad y las relaciones con las demás empresas del Grupo y las relaciones de negocios y con la comunidad en general que mantengan dichas empresas.

El presente Código es de acceso Público. La versión impresa de este Código estará disponible en la sede social para los accionistas que lo soliciten.

ALCANCE

Este Código es aplicable a todos los integrantes de La Sociedad (Directivos, Ejecutivos e Integrantes del Plantel).

Se enuncia a continuación la definición de cada término:

• “Directivos”:	Miembros del Directorio y Síndicos,

• “Ejecutivos”:	Empleados de los Niveles jerárquicos de la estructura organizativa,

• “Integrantes del Plantel”:	Personal efectivo,

• “Grupo”:	Grupo Telecom constituido por La Sociedad, Telecom Argentina Stet France Telecom S.A. y sus sociedades controladas.

AMBITO DE APLICACIÓN

La Sociedad

ÍNDICE

1.	Sobre las conductas personales

1.1	Responsabilidades de cada integrante de La Sociedad

1.2	Responsabilidades compartidas

1.3	Conductas no permitidas

1.4	Conflicto de intereses

1.5	Oportunidades corporativas

1.6	Opiniones

2.	Acerca de las relaciones de negocios

2.1	Cumplimiento de las leyes, normas y regulaciones

3.	Trato justo, no-discriminación

4.	Sobre la calidad, uso y protección de la información de La Sociedad

4.1	Calidad de la información pública

4.2	Precisión de los registros financieros de La Sociedad

4.3	Negociación con información privilegiada

4.4	Protección de la información confidencial

4.5	Contenido de la correspondencia y conservación de los registros

5.	Protección y uso adecuado de los activos de La Sociedad

6.	Regalos

7.	Actividades políticas y aportes

8.	Cumplimiento de este código

9.	Denuncia de toda conducta ilícita o antiética

10.	Dispensas y modificaciones

DESARROLLO

1.	SOBRE LAS CONDUCTAS PERSONALES

1.1	Responsabilidades de cada integrante de La Sociedad

Los Directivos, Ejecutivos e Integrantes del Plantel de La Sociedad deberán:

•	Fomentar una cultura de honestidad y responsabilidad, conduciéndose de acuerdo con los términos y el espíritu de este Código.

•	Alcanzar un nivel elevado de conducta ética, que deberá verse reflejado en todas las actividades de La Sociedad.

•	Concretar una reputación de integridad, profesionalismo y rectitud.

•	No intentar lograr indirectamente lo que está prohibido hacer en forma directa.

•	Obrar de buena fe, cumpliendo con lo expresado en las normas internas y legales

•	No actuar en forma arbitraria, violenta o discriminatoria, o con intenciones ofensivas o persecutorias.

1.2	Responsabilidades compartidas

Aún las acciones bien intencionadas, cuando violan la ley o este Código, pueden arrojar consecuencias negativas para La Sociedad y/o para los Directivos, Ejecutivos o Integrantes del Plantel de La Sociedad. Dichas consecuencias pueden resultar en acciones correctivas y/o sanciones disciplinarias, pudiendo incluir el despido o la remoción del respectivo cargo.

Todos los integrantes de La Sociedad deben tomar conocimiento de este Código. El mismo deberá ser dado a conocer en el momento del ingreso de un Directivo, Ejecutivo o Integrante del plantel de La Sociedad.

1.3	Conductas no permitidas

La Sociedad no admitirá que un Directivo, Ejecutivo o Integrante de su Plantel:

•	Realice trabajos ajenos a la actividad de La Sociedad durante el horario laboral, dentro o fuera de las instalaciones de la misma (esta cláusula no aplica a los Directivos que cumplan funciones para La Sociedad en forma autónoma o independiente).

•	Utilice bienes, instalaciones, materiales u otros recursos de La Sociedad en beneficio propio.

•	Haga llamadas telefónicas para actividades comerciales propias, tanto locales, como de larga distancia e internacionales.

•	Tenga un comportamiento violento.

•	Consuma o esté bajo el efecto de bebidas alcohólicas o sustancias ilegales durante el cumplimiento de sus funciones.

•	Discrimine, acose sexualmente u hostigue a un compañero de trabajo o a otra persona.

•	Realice insinuaciones, acciones o comentarios que puedan crear un clima de intimidación u ofensa.

•	Falsifique o adultere información, firmas autorizantes, registros, comprobantes o documentación.

•	Ejecute transacciones (ej: cobros, pagos, etc.) o procesos (ej: compras, ventas), sin encontrarse debidamente autorizado para ello o actúe fraudulentamente hacia La Sociedad.

1.4	Conflicto de intereses

Los Directivos, Ejecutivos e Integrantes del Plantel de La Sociedad tienen la obligación de conducirse de modo honesto y ético, y de actuar en favor de los intereses de La Sociedad, intentando evitar situaciones que presenten un conflicto real o potencial entre sus intereses y los de La Sociedad.

El “conflicto de intereses” se produce cuando los intereses personales de un Directivo, Ejecutivo o Integrante del Plantel se contraponen o interfieren de cualquier modo, con los intereses de La Sociedad, o cuando un Directivo, Ejecutivo o Integrante del Plantel ( o algún miembro de su familia) recibe beneficios personales inadecuados con motivo del cargo que desempeña en La Sociedad.

El principal riesgo ante un conflicto de intereses es que se dificulte la toma de decisiones laborales o que interfiera en la realización del trabajo en forma eficiente y objetiva.

A partir de la puesta en vigencia de este Código no podrán ingresar a la Sociedad Familiares Cercanos de quienes se encuentren desempeñando funciones como Directivos y Gerente General.

El término “Familiares Cercanos” comprende a los parientes de sangre y políticos de primer y segundo grado y a las relaciones de concubinato.

Aunque no sería posible describir cada situación que dé lugar a un conflicto de intereses, los siguientes son ejemplos de situaciones que puedan constituir un conflicto de intereses que deben ser evitados por los Directivos, Ejecutivos e Integrantes del Plantel de La Sociedad durante el período de vigencia de sus cargos.

Desempeñar tareas junto a familiares cercanos, cuando se de alguna de las siguientes situaciones:

•	trabajen en la misma función o área,

•	exista supervisión o liderazgo directo, indirecto o funcional.

•	se afecte al control interno.

•	pueda ejercer influencias favorables para sus familiares cercanos.

•	Aceptar regalos de cierto valor, descuentos personales (si dichos descuentos no son ofrecidos al público en general o a todo el personal del Grupo), o recibir otros beneficios otorgados en razón de su cargo, por parte de un competidor o proveedor.

•	Si un Directivo, Ejecutivo o Integrante del Plantel de La Sociedad tiene intereses financieros significativos en una empresa con la que La Sociedad se relaciona, no podrá tomar acciones desde su lugar en La Sociedad con el fin de proteger o mejorar dicha inversión.

•	Recibir préstamos o una garantía de una obligación, otorgados por la condición de Directivo, Ejecutivo o Integrante del Plantel de La Sociedad (no incluye a los préstamos otorgados teniendo en cuenta el cargo que se desempeña en Nortel Inversora S.A al solo efecto de evaluar la solvencia del beneficiario).

•	Ejercer una influencia determinante para que La Sociedad contrate a una empresa proveedora o contratista, cuando dicha empresa:

•	Sea propiedad de un familiar cercano,

•	Sea administrada por un familiar cercano;

•	Emplee a un familiar cercano (en posiciones de decisión o jerárquicas).

•	Ser proveedor agente o representante de La Sociedad, salvo en el caso de miembros del Directorio o Síndicos que integren asociaciones de profesionales liberales que presten servicios de asesoramiento a la Sociedad en forma autónoma.

•	Cumplir funciones jerárquicas o de dirección en una empresa proveedora, agente o representante de la Sociedad, salvo en el caso de miembros del Directorio o Síndicos que integren asociaciones de profesionales liberales que presten servicios de asesoramiento a la Sociedad en forma autónoma. Los miembros del Directorio y los Síndicos podrán formar parte de los Directorios o sindicaturas de dichas empresas y desempeñar en las mismas tareas de mero asesoramiento externo, informando al Directorio de la Sociedad.

Cualquier Directivo, Ejecutivo o Integrante del Plantel que se viera involucrado en un conflicto de intereses real o aparente, deberá manejar dicho conflicto de intereses de manera ética y de conformidad con las disposiciones de este Código.

Para evitar conflicto de intereses, los Ejecutivos e Integrantes del Plantel deben informar al Comité de Auditoría respecto de cualquier operación o relación significativa de la que podría razonablemente esperarse que diera lugar a un conflicto de intereses. El Comité de Auditoría – con la asistencia de la asesoría jurídica si fuera necesario- adoptará las disposiciones necesarias para evitar o resolver el conflicto de intereses.

Los conflictos de intereses que involucren a Directivos o al Comité de Auditoría, deberán ser notificados al Presidente del Directorio.

1.5	Oportunidades corporativas

Los Directivos, Ejecutivos e Integrantes del Plantel de La Sociedad tienen prohibido aprovechar para su rédito personal los bienes, la información y las oportunidades de negocio que surjan de la situación o cargo o funciones que desempeñan en La Sociedad.

1.6	Opiniones

Nortel Inversora S.A garantizará a sus Directivos, Ejecutivos e Integrantes de su Plantel, el derecho constitucional de expresar libremente sus opiniones individuales. Sin embargo, la opinión sobre cuestiones públicas deberá ser hecha siempre a título personal.

Cualquier opinión que involucre a La Sociedad deberá encontrarse formalmente autorizada por el Gerente General o Directorio.

2.	ACERCA DE LAS RELACIONES DE NEGOCIOS

2.1	Cumplimiento de las leyes, normas y regulaciones

Nortel Inversora S.A está comprometido a conducir sus asuntos con honestidad e integridad y en cumplimiento de todas las leyes, normas y regulaciones aplicables. Por lo tanto, ningún directivo, ejecutivo o integrante de su plantel deberá realizar actos ilícitos o antiéticos, o instruir a otros para así hacerlo.

3.	TRATO JUSTO, NO-DISCRIMINACIÓN

Cada Directivo, Ejecutivo o Integrante del Plantel de La Sociedad debe empeñarse en dar en todo momento un trato justo a las demás personas que trabajan en o para La Sociedad, como así también a los inversores, proveedores, autoridades y funcionarios públicos y al público en general, ajustando su conducta a la ética de las prácticas comerciales.

Nadie debe aprovecharse injustamente de otra persona a través de la manipulación, el ocultamiento, el abuso de información privilegiada, la declaración falsa de hechos sustanciales o cualquier otra práctica desleal.

La Sociedad adhiere a los principios éticos de no discriminación, de respeto a las minorías y a la libertad de conciencia y compromete sus mejores esfuerzos para asegurar que las personas sean tratadas y se traten mutuamente, en forma justa, respetuosa y digna. Por lo tanto, no se tolerarán conductas que impliquen discriminación, acoso o mal trato.

De acuerdo a los principios que sustenta, las políticas de La Sociedad para el reclutamiento, promoción y retención de empleados prohiben la discriminación sobre la base de cualquier criterio prohibido por la ley, ya sea, sin que la enumeración sea taxativa, por cuestiones de: raza, color, sexo, orientación sexual, religión, edad, estado civil, nacionalidad, discapacidad o estatus social.

4.	SOBRE LA CALIDAD, USO Y PROTECCIÓN DE LA INFORMACIÓN DE LA SOCIEDAD

4.1	Calidad de la información pública

La Sociedad tiene la responsabilidad de establecer una comunicación efectiva con todos sus accionistas, de modo que éstos dispongan de información veraz, completa, precisa, oportuna y fácilmente comprensible sobre todos los aspectos sustanciales relativos a la situación financiera de La Sociedad, los resultados de sus operaciones y todos los hechos relevantes que la afecten o puedan afectarla. Los informes y documentos que La Sociedad deba presentar ante la Comisión Nacional de Valores (CNV), la United States Securities and Exchange Commission (SEC), la Bolsa de Comercio de Buenos Aires (BCBA), la New York Stock Exchange (NYSE) y las demás comunicaciones públicas a las restantes autoridades de control y a los mercados, deberán incluir siempre información veraz, completa, precisa, oportuna y fácilmente comprensible.

4.2	Precisión de los registros financieros de La Sociedad

Es propósito de La Sociedad observar las mejores prácticas en todas las cuestiones relativas a contabilidad, controles financieros, información interna y tributación. Todos los libros, registros contables y cuentas de La Sociedad deben reflejar con precisión las operaciones y los acontecimientos, y cumplir tanto con los principios contables exigidos, como con el sistema de controles internos de La Sociedad. Los registros no deberán distorsionarse de modo alguno para ocultar, enmascarar o alterar la verdadera situación financiera de La Sociedad.

Toda violación de este principio, deberá ser informada de inmediato al Comité de Auditoría.

4.3	Negociación con información privilegiada

Es ilícito utilizar información privilegiada (entendiéndose por tal la información no pública) relativa a La Sociedad y/o al Grupo, sus operaciones, su situación financiera, sus resultados o hechos relevantes que la involucren, para la compra o la venta o cualquier tipo de operación con acciones, obligaciones negociables o cualquier valor negociable emitido por La Sociedad, por sus Sociedades controlantes o controladas. También es ilícito proporcionar dicha información a terceros, o brindar un consejo o “sugerencia” a cualquier otra persona para los mismos fines. Toda la información no pública debe ser considerada como información corporativa privilegiada y nunca debe usarse para obtener un rédito personal o procurárselo a un tercero.

Ante dudas sobre la oportunidad y condiciones en que pueden comprar, vender u operar con valores negociables emitidos por La Sociedad, por sus Sociedades o su controlante o controladas, los Ejecutivos o los Integrantes del Plantel de La Sociedad deberán contactarse con el Directorio y abstenerse de realizar la operación hasta que su consulta le sea respondida. Los Directivos deberán consultar al Comité de Auditoria.

4.4	Protección de la información confidencial

La información confidencial de La Sociedad y del Grupo relativa a su actividad, constituye un activo valioso. La protección de esta información resulta vital para el crecimiento de la empresa y su posibilidad de competir, y toda la información de propiedad de La Sociedad debe mantenerse en estricta confidencialidad, salvo que La Sociedad haya autorizado que se revele o así lo exijan las normas legales.

La información confidencial de La Sociedad comprende toda la información no pública que podría ser de utilidad para los competidores o cuya divulgación podría ocasionar un perjuicio a La Sociedad o a sus accionistas. La información confidencial sobre los planes, objetivos y estrategias comerciales, estrategias tecnológicas, de investigación y nuevos productos, los registros, bases de datos, información salarial y de beneficios, información

médica del personal, proveedores y toda información financiera y de precios no publicada, información relativa a los accionistas y a las sociedades del Grupo, debe ser protegida.

El uso y/o la distribución no autorizada de información confidencial, constituye una violación a este Código y podría tener consecuencias negativas tanto para La Sociedad como para los individuos involucrados; ante tal situación La Sociedad podrá llevar adelante las acciones disciplinarias y/o legales que correspondan.

La Sociedad respeta los derechos de propiedad y la información confidencial de otras empresas y requiere de sus Directivos, Ejecutivos e Integrantes del Plantel de La Sociedad la observancia de tales derechos.

4.5	Contenido de la correspondencia y conservación de los registros

Todos los registros y comunicaciones de La Sociedad deberán ser claros, veraces, completos y exactos. Los Directivos, Ejecutivos e Integrantes del Plantel de La Sociedad deberán mantener en la correspondencia un estilo correcto y conciso, evitar la exageración, la conjetura, las conclusiones apresuradas y las observaciones ofensivas o infundadas sobre personas o instituciones. Esto se aplica a las comunicaciones y correspondencia interna y externa, de toda índole, incluidos memos, notas informales o correo electrónico.

La eliminación de los registros únicamente se podrá realizar cuando exista certeza que La Sociedad o las autoridades de control no los necesitarán o requerirán en el futuro.

Respecto al correcto uso de internet y del correo electrónico, se deberán respetar las pautas corporativas vigentes (establecidas en la normativa específica), prohibiéndose las cadenas de salutación, acceso y distribución de material obsceno o de mal gusto, o cualquier uso que pudiera violar este Código.

5.	PROTECCIÓN Y USO ADECUADO DE LOS ACTIVOS DE LA SOCIEDAD

Los activos de La Sociedad deberán utilizarse únicamente para llevar a cabo las actividades propias de La Sociedad y con arreglo a la normativa interna.

Es responsabilidad de cada Directorio, Ejecutivo e Integrante del Plantel de La Sociedad proteger los activos de La Sociedad (materiales, equipos, vehículos, insumos, recursos financieros, información no pública, recursos informáticos incluidos el hardware, software y la información sobre ellos, etc.) de cualquier pérdida, robo, hurto u otro uso indebido, ya que estos hechos tienen un efecto directo negativo sobre las actividades de la Sociedad. Toda sospecha de pérdida, robo, hurto o uso indebido de activos deberá ser informado de inmediato en la forma prevista en la normativa interna de La Sociedad.

6.	REGALOS

6.1	Principio general

No se efectuará, en ninguna forma o circunstancia, ni directa o indirectamente ningún pago ni se entregará a nadie objetos de valor, con el objeto conseguir o conservar un negocio u obtener alguna otra medida o decisión que se juzgue favorable. El Directivo, Ejecutivo o Integrante del Plantel de La Sociedad que viole esta disposición será objeto de medidas disciplinarias y podrá, además, ser pasible de responsabilidad civil o penal.

6.2	Regalos e invitaciones empresarios a particulares

Los regalos empresarios ocasionales e invitaciones a empleados no gubernamentales, por razones de cortesía en el marco de relaciones comerciales, así como los descuentos y prestaciones gratuitas de servicios por motivos de promoción comercial, son considerados –en principio- una práctica aceptable. Sin embargo, estos regalos, invitaciones y promociones comerciales deben ser infrecuentes y el valor de los mismos, modesto. No deben hacerse regalos, descuentos o invitaciones de cualquier otra especie.

6.3	Regalos e invitaciones a funcionarios y empleados públicos

Tanto la legislación argentina como la Ley de Prácticas Corruptas en el Extranjero (“Foreingn Corrupt Practices Act”), de los Estados Unidos de América, prohiben y penalizan los pagos y las entregas de objetos de valor, en forma directa o indirecta a funcionarios o empleados públicos, con el objeto de conseguir o conservar un negocio u obtener alguna otra medida o decisión que se juzgue favorable.

Por lo tanto, no podrán hacerse pagos, regalos ni invitaciones comerciales de ninguna especie y en ninguna forma, a ningún funcionario ni empleado público con el objeto indicado en el párrafo precedente.

La entrega de regalos de poco valor o las invitaciones comerciales a funcionarios o empleados públicos, sólo podrán efectuarse por razones de cortesía u previa aprobación del Gerente General, o del Directorio.

6.4	Aceptación de regalos e invitaciones.

Todo regalo recibido en razón del cargo que se ocupe en la Sociedad deberá ser rechazado y restituido cuando su aceptación dificulte la toma de decisiones o no permita cumplir con el trabajo en forma eficiente, objetiva o ética.

Los Directivos, Ejecutivos e Integrantes del Plantel de La Sociedad podrán aceptar:

•	El transporte en el caso que fuese necesario concurrir a tareas de capacitación, demostraciones o reuniones ejecutivas con clientes (previamente autorizado por un nivel gerencial sí correspondiera).

•	Bonificaciones y descuentos promocionales, si las ventajas no son exclusivas.

•	Obsequios de poco valor (ej: calendarios, lapiceras o agendas), que sean habitualmente ofrecidos a otros cuya relación comercial fuera similar.

Los regalos de otra clase no deberán aceptarse. Si un Directivo, Ejecutivo o un Integrante del Plantel recibiera un obsequio no permitido (ej: dinero, regalos importantes, viajes, etc.) el receptor del mismo deberá notificar el hecho al Directorio, quien determinará su destino, disponiendo, si correspondiere, su restitución o su utilización para beneficencia.

7.	ACTIVIDADES POLÍTICAS Y APORTES

La Sociedad no realizará aportes ni contribuciones a partidos o agrupaciones políticas.

No es intención de La Sociedad desalentar o impedir que el personal de La Sociedad, en forma individual, efectúe aportes o contribuciones a partidos o agrupaciones políticas o se comprometa en actividades políticas en nombre propio, aunque no deberán desarrollarlas en horario laboral ni en el lugar de trabajo ni en instalaciones de La Sociedad.

La Sociedad no reintegrará (ni directa o indirectamente) a ningún Directivo, Ejecutivo o Integrante de su Plantel, los aportes o contribuciones a algún partido o agrupación política, que hubiese efectuado en forma personal.

Los Integrantes del Plantel de La Sociedad, como ciudadanos, podrán participar de actividades públicas y asumir cargos cívicos, siempre que esto no implique un conflicto de intereses entre su posición en La Sociedad y la función pública.

8.	CUMPLIMIENTO DE ESTE CÓDIGO

La Sociedad reconoce la necesidad de que este Código sea aplicado en forma equitativa a todos a quienes alcanza (Directivos, Ejecutivos e Integrantes del Plantel -permanente y temporario-).

Quienes deberán cumplir todas las disposiciones de este Código. Las infracciones al mismo constituyen faltas laborales que pueden dar lugar a la aplicación de las medidas correctivas o disciplinarias apropiadas a la gravedad de la falta, incluido el despido o la remoción del cargo. En el caso de infracciones que impliquen conductas ilícitas, el Directorio podrá disponer su denuncia a las autoridades competentes.

Las violaciones a este Código deben ser notificadas de conformidad con el punto 9 del presente (“Denuncia de toda Conducta Ilícita o Antiética”).

La Sociedad desea promover la aplicación de los principios que fundamentan este Código por parte de aquéllos con quienes hacemos negocios. En consecuencia, se prohibe la contratación de un tercero para realizar cualquier acto prohibido por ley o por este Código o hacer negocios con quienes, intencional y ostensiblemente, violan la ley o este Código.

9.	DENUNCIA DE TODA CONDUCTA ILÍCITA O ANTIÉTICA

La Sociedad promueve y espera que todos los Directivos, Ejecutivos e Integrantes del Plantel denuncien de inmediato cualquier violación efectiva o potencial de las leyes, normas o reglamentaciones vigentes o de las disposiciones de violación a este Código y se compromete a investigar seriamente toda denuncia realizada de buena fe respecto de tales violaciones.

La Sociedad no tolerará ninguna clase de represalia por denuncias o quejas que fueran hechas de buena fe respecto de conductas indebidas. La comunicación abierta de dudas y preocupaciones sin temor a reacciones negativas o represalias, es juzgada vital para la implementación exitosa de este Código. Se solicita a todos los Directivos, Ejecutivos e Integrantes del Plantel, su cooperación en las investigaciones internas de conductas indebidas o de Infracciones de este Código.

El Directorio tendrá autoridad y responsabilidad primaria por el cumplimiento de este Código.

Todo acto que viole de manera actual o potencial las leyes, normas o reglamentos vigentes o las disposiciones de este Código, como así también todo cuestionamiento sobre temas contables o de auditoria, podrá ser denunciado en forma anónima en sobre cerrado que se depositará en un buzón que estará a disposición de los interesados en las oficinas de la Sociedad, el cual garantizará la confidencialidad de la información recibida. Asimismo podrá optarse por efectuar las denuncias en forma personal o por escrito ante cualquiera de los integrantes del Comité de Auditoria.

El Comité de Auditoria tratará todas las denuncias o cuestionamientos que involucren cuestiones contables, de auditoria o de control interno, con facultades exclusivas para investigar y adoptar todas las resoluciones que estime necesarias con respecto a las denuncias y cuestionamientos recibidos sobre estos temas.

Las denuncias que involucren al Comité de Auditoria en su conjunto o a algún miembro de éste, serán tratadas por la Comisión Fiscalizadora de la Sociedad, quien evaluará la situación y, si el caso lo requiere, lo elevará al Directorio para que éste resuelva.

10.	DISPENSAS Y MODIFICACIONES

Toda dispensa de las disposiciones de este Código sólo podrá ser otorgada, mediante resolución fundada, según corresponda por la el Comité de Auditoría o por el Directorio. Las dispensas deberán ser informadas a la Comisión Nacional de Valores, y a la United States Securities and Exchange Commission (con copia a los mercados donde cotizan las acciones de La Sociedad), cuando tal información corresponda de acuerdo a la normativa aplicable.

Las modificaciones a este Código deberán ser aprobadas por el Directorio y también serán informadas a la Comisión Nacional de Valores (CNV), la United States Securities and Exchange Commission (SEC), la Bolsa de Comercio de Buenos Aires (BCBA), la New York Stock Exchange (NYSE) y demás autoridades, bolsas y mercados que pudieren corresponder.